Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

AS OF DECEMBER 31, 2014

FULL NAME OF SUBSIDIARY	PLACE OF INCORPORATION

MONTPELIER REINSURANCE LTD.	BERMUDA
MONTPELIER INVESTMENTS HOLDINGS LTD.	BERMUDA
BLUE CAPITAL RE LTD.	BERMUDA
BLUE CAPITAL MANAGEMENT LTD.	BERMUDA
BLUE WATER RE LTD.	BERMUDA
MONTPELIER HOLDINGS LIMITED	UNITED KINGDOM
MONTPELIER AT LLOYD’S LIMITED	UNITED KINGDOM
MONTPELIER CAPITAL LIMITED	UNITED KINGDOM

Certain other subsidiaries of the Company have been omitted since, in the aggregate, they would not constitute a significant subsidiary.